Exhibit 10.1

FIRST AMENDMENT TO BUSINESS CONTINUITY AGREEMENT

This First Amendment (this “First Amendment”) to the Business Continuity Agreement dated June 28, 2016 (the “BCA”) is made and entered into as of April 1, 2017 between Honeywell International Inc. (“Honeywell”) and David M. Cote. Capitalized terms used herein but otherwise not defined herein shall have the meaning ascribed thereto in the BCA.

Section 1 (“Service as Board Chairman”) is hereby amended by adding the following sentence to the end of the paragraph:

“Until such time as Mr. Adamczyk is granted a security clearance by the relevant governmental authorities and is no longer excluded from access to classified material, you will act as the most senior management official charged with the management of all activities related to the performance by Honeywell in respect of all classified contracts between Honeywell and the Department of Defense and any other Federal Government Contracting Activities (GCA) that requires security clearances in which Honeywell participates under any National Industrial Security Program.”

All other provisions of the BCA shall remain unchanged and in full force and effect. No further amendments or modifications shall be made to the BCA unless agreed to in writing by both Honeywell and Mr. Cote. This Agreement may be executed in multiple counterparts, with each such counterpart taken together constituting one and the same document until a consolidated execution of this agreement is accomplished.

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Exhibit 10.1

In witness whereof, this First Amendment has been duly executed and delivered as of the date first written above by Honeywell and Mr. David M. Cote.

HONEYWELL INTERNATIONAL INC.

By:	/s/ D. Scott Davis
Name:	D. Scott Davis
Title:	Chairman, Management Development and Compensation Committee, Board of Directors

DAVID M. COTE

By:	/s/ David M. Cote